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                                                                    EXHIBIT 23.1


                          Independent Auditors' Consent




The Board of Directors
Tidewater Inc.:


We consent to the incorporation by reference in the registration statements (No. 33-63094, No. 33-38240, and No. 333-32729) on Form S-8 of Tidewater Inc. of our report dated April 30, 1997, except as to Note 13, which is as of December 18, 1997, with respect to the consolidated balance sheets of Tidewater Inc. and subsidiaries as of March 31, 1997 and 1996, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1997, which report appears in the Form 8-K of Tidewater Inc. dated February 20, 1998.




KPMG Peat Marwick LLP

New Orleans, Louisiana
March 4, 1998